EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Checkers Drive-In Restaurants, Inc.:


We consent to incorporation by reference in the registration statement (No. 333-55825) on Form S-3, the registration statement (No. 333-81295) on Form S-4 and the registration statements (Nos. 33-47063, 33-63992, and 33-80236) on Form S-8 of Checkers Drive-In Restaurants, Inc. of our report dated March 9, 2001, relating to the consolidated balance sheets of Checkers Drive-In Restaurants, Inc. and subsidiaries as of January 1, 2001 and January 3, 2000, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended January 1, 2001, which report appears in the January 1, 2001, annual report on Form 10-K of Checkers Drive-In Restaurants, Inc.

Tampa, Florida
March 9, 2001